Exhibit 99.1

TransEnterix Announces Common Stock Purchase Agreement by Lincoln Park Capital Fund, LLC

February 10, 2020

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE) — February 10, 2020—TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, announced today that it has entered into a common stock purchase agreement (“Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), a Chicago-based institutional investor.

According to the terms and conditions of the Purchase Agreement, TransEnterix will have the right, in its sole discretion, to sell to Lincoln Park up to $25.0 million in shares of the Company’s common stock over a 36-month period (“Commitment”). Any common stock sold to Lincoln Park will occur at a purchase price based on the Company’s prevailing market prices at the time of each sale to Lincoln Park. TransEnterix will control the timing and amount of any sales to Lincoln Park, and Lincoln Park will be obligated to make purchases in accordance with the stock purchase agreement. Proceeds will be used for general corporate purposes.

“The Company expects this Commitment to provide us with additional balance sheet strength in order to pursue our strategy for delivering long-term value,” said Anthony Fernando, president and chief executive officer at TransEnterix. “In 2020, we are focused on expanding the number of sites utilizing Senhance globally, increasing the volume of procedures being performed, generating meaningful clinical and economic evidence that supports the utilization of Senhance, and further expanding our product portfolio.”

There are no upper limits on the price Lincoln Park may pay to purchase common stock from TransEnterix. No warrants, derivatives, financial or business covenants, or rights on future financings are associated with the Commitment, and Lincoln Park has agreed not to cause or engage in any direct or indirect short selling or hedging of the Company’s common stock. In consideration for entering into the Purchase Agreement, TransEnterix issued shares of common stock to Lincoln Park as a commitment fee and additional shares of common stock will be issued to Lincoln Park pro rata as shares of common stock are sold to Lincoln Park pursuant to the Commitment. The stock purchase agreement may be terminated by TransEnterix at any time, at its sole discretion, without any additional cost or penalty.

A more detailed description of the Purchase Agreement and the Commitment is set forth in the TransEnterix’s Current Report on Form 8-K as filed with the SEC on February 10, 2020, which the company encourages you to read.

The Company has a shelf registration statement on Form S-3 on file with the U.S. Securities and Exchange Commission (the “SEC”) and intends to file a related preliminary prospectus supplement with the SEC for this offering. When available, the final prospectus supplement for the offering will be filed with the SEC. The offering is being made only by means of the prospectus supplement and accompanying base prospectus. Before you invest, you should read the prospectus supplement and accompanying base prospectus and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the described offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the commercialization of the Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

About Lincoln Park Capital

Lincoln Park is an institutional investor headquartered in Chicago, Illinois. Lincoln Park’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. Lincoln Park’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statements

This press release includes statements relating to the net proceeds that may be received from the Commitment and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E

of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, and include whether the Commitment will provide TransEnterix with additional balance sheet strength and whether TransEnterix can achieve its 2020 goals. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 and our Quarterly Reports on Form 10-Q and other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media Contact:

Terri Clevenger, +1 203-682-8297

terri.clevenger@icrinc.com